UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934






                             WJ COMMUNICATIONS, INC.

 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $0.01 PAR VALUE PER SHARE

 ------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   929284 10 7

 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 APRIL 25, 2001

------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|      Rule 13d-1(b)

                  |_|      Rule 13d-1(c)

                  |X|      Rule 13d-1(d)

                                       13G
-----------------------------
   CUSIP NO. 929284 10 7
-----------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               FOX PAINE & COMPANY, LLC


--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)|_|
                                                                        (b)|_|


--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
                     DELAWARE


--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF        0
   SHARES
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       35,600,653 (SEE ITEM 4(A))
  OWNED BY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH           0
  REPORTING
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
   PERSON          35,600,653 (SEE ITEM 4(A))
    WITH:

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               35,600,653 (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                |_|


--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               63.0% (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               OO
--------------------------------------------------------------------------------

                                       13G
-----------------------------
   CUSIP NO. 929284 10 7
-----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               FOX PAINE CAPITAL FUND, L.P.


         -----------------------------------------------------------------------
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)|_|
                                                                        (b)|_|
         -----------------------------------------------------------------------
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF        0
   SHARES
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       35,080,129 (SEE ITEM 4(A))
  OWNED BY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH           0
  REPORTING
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
   PERSON          35,080,129 (SEE ITEM 4(A))
    WITH:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               35,080,129 (SEE ITEM 4(A))
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               62.1% (SEE ITEM 4(A))
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               PN
--------------------------------------------------------------------------------

                                       13G
-----------------------------
   CUSIP NO. 929284 10 7
-----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               FOX PAINE CAPITAL, LLC


--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)|_|
                                                                        (b)|_|


--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE


--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF        0
   SHARES
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       37,021,274 (SEE ITEM 4(A))
  OWNED BY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH           0
  REPORTING
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
   PERSON          37,021,274 (SEE ITEM 4(A))
    WITH:

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               37,021,274 (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                |_|


--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               65.5% (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               OO


--------------------------------------------------------------------------------

                                       13G
-----------------------------
   CUSIP NO. 929284 10 7
-----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               FPC INVESTORS, L.P.


--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)|_|
                                                                        (b)|_|


--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE


--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF        0
   SHARES
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       520,524 (SEE ITEM 4(A))
  OWNED BY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH           0
  REPORTING
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
   PERSON          520,524 (SEE ITEM 4(A))
    WITH:

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               520,524 (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                |_|


--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.9% (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               PN


--------------------------------------------------------------------------------

                                       13G
-----------------------------
   CUSIP NO. 929284 10 7
-----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               WJ COINVESTMENT FUND I, LLC


--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)|_|
                                                                        (b)|_|


--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE


--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF        0
   SHARES
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       873,510 (SEE ITEM 4(A))
  OWNED BY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH           0
  REPORTING
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
   PERSON          873,510 (SEE ITEM 4(A))
    WITH:

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               873,510 (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                |_|


--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               1.5% (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               OO


--------------------------------------------------------------------------------

                                       13G
-----------------------------
   CUSIP NO. 929284 10 7
-----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               WJ COINVESTMENT FUND III, LLC


--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)|_|
                                                                        (b)|_|


--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE
--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF        0
   SHARES
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       364,741 (SEE ITEM 4(A))
  OWNED BY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH           0
  REPORTING
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
   PERSON          364,741 (SEE ITEM 4(A))
    WITH:

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               364,741 (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                |_|


--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.6% (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               OO


--------------------------------------------------------------------------------

                                       13G
-----------------------------
   CUSIP NO. 929284 10 7
-----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
               WJ COINVESTMENT FUND IV, LLC


--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)|_|
                                                                        (b)|_|


--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
               DELAWARE


--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF        0
   SHARES
              ------------------------------------------------------------------
               6   SHARED VOTING POWER
BENEFICIALLY       182,370 (SEE ITEM 4(A))
  OWNED BY
              ------------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
    EACH           0
  REPORTING
              ------------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER
   PERSON          182,370 (SEE ITEM 4(A))
    WITH:


--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               182,370 (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                                |_|


--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               0.3% (SEE ITEM 4(A))


--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
               OO


--------------------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER:

                  WJ Communications, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  401 River Oaks Parkway
                  San Jose, California  95134

ITEM 2(A).  NAME OF PERSON FILING:*

                  Fox Paine & Company, LLC
                  Fox Paine Capital Fund, L.P.
                  Fox Paine Capital, LLC
                  FPC Investors, L.P.
                  WJ Coinvestment Fund I, LLC
                  WJ Coinvestment Fund III, LLC
                  WJ Coinvestment Fund IV, LLC

            (*) A joint filing agreement was previously filed with the original
            Schedule 13G filed on February 14, 2001.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Fox Paine & Company, LLC
                  950 Tower Lane
                  Suite 1150
                  Foster City, CA  94404-2131

ITEM 2(C).  CITIZENSHIP:

                  Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, $0.01 par value per share

ITEM 2(E).  CUSIP NUMBER:

                  929284 10 7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in Section 3(a)(6) of the Act (15
                  U.S.C. 78c).

            (c)   |_|   Insurance company as defined in Section 3(a)(19) of
                  the Act (15 U.S.C.

                        78c).

            (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   |_|   An investment adviser in accordance with Section
                  240.13d-1(b)(1)(ii)(E);

            (f)   |_|   An employee benefit plan or endowment fund in
                  accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g)   |_|   A parent holding company or control person in
                  accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h)   |_|   A savings association as defined in Section 3(b) of
                  the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   |_|   Group, in accordance with Section
                  240.13d-1(b)(1)(ii)(J).

                  Not Applicable

ITEM 4.     OWNERSHIP.

            (a)         Amount beneficially owned:

                  Fox Paine & Company, LLC ("Company LLC") is the manager of (i)
            Fox Paine Capital Fund, L.P. ("LP1"), which may be deemed to own beneficially and directly 35,080,129 shares, or approximately 62.1%, of Common Stock of WJ Communications, Inc. (the "Issuer") and (ii) FPC Investors, L.P. ("LP2" and, together with LP1, the "LPs"), which may be deemed to own beneficially and directly 520,524 shares, or approximately 0.9%, of Common Stock of the Issuer. Fox Paine Capital, LLC ("Capital LLC") is the General Partner of each of the LPs and the Managing Member of each of WJ Coinvestment Fund I, LLC, WJ Coinvestment Fund III, LLC, and WJ Coinvestment Fund IV, LLC (collectively, the "Funds"). The Funds in the aggregate may be deemed to own beneficially and directly 1,420,621 shares, or approximately 2.5%, of Common Stock of the Issuer (873,510 shares, or approximately 1.5%, owned by WJ Coinvestment Fund I, LLC, 364,741 shares, or approximately 0.6%, owned by WJ Coinvestment Fund III, LLC, and 182,370 shares, or approximately 0.3%, owned by WJ Coinvestment Fund IV, LLC).

                  Company LLC, as the manager of the LPs, may be deemed to be the indirect beneficial owner in the aggregate of 35,600,653 shares, or approximately 63.0%, of the Common Stock of the Issuer owned by the LPs. Capital LLC, as the General Partner of the LPs and Managing Member of the Funds, may be deemed to be the indirect beneficial owner in the aggregate of 37,021,274 shares, or approximately 65.5%, of the Common Stock of the Issuer owned by the LPs and the Funds. Each of Company LLC and Capital LLC disclaims ownership of the shares of Common Stock beneficially owned by the LPs and the Funds to the extent of the partnership or limited liability company interests in the LPs and the Funds held by persons other than Company LLC and Capital LLC, respectively.

                  Saul A. Fox and W. Dexter Paine, III are the sole members of
            Company LLC and members of Capital LLC. In such capacities, Mr. Fox and Mr. Paine may be deemed to share beneficial ownership of the Common Stock beneficially owned by Company LLC and Capital LLC, but they disclaim any such beneficial ownership. In addition, Mr. Fox has been issued an aggregate of 22,312 shares, and Mr. Paine has been issued an aggregate of 28,027 shares, of the Common Stock of the Issuer under the Issuer's 2000 Non-Employee Director Stock Compensation Plan. Each of Messrs. Fox and Paine irrevocably elected to defer receipt of these shares until his relationship as a director of the Issuer is terminated. Such deferred shares are credited as Share Units under the Issuer's 2000 Non-Employee Director Stock Compensation Plan and are not considered outstanding.

                  All ownership percentages have been calculated based on
            56,529,585 shares of Common Stock of the Issuer outstanding as of August 9, 2002, as provided by the Issuer.

            (b)   Percent of Class:

                  See the response(s) to Item 11 on the attached cover
            page(s).  See Item 4(a).

            (c)   Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                  (ii) Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                  (iii) Sole power to dispose or to direct the disposition
                        of: See the response(s) to Item 7 on the attached cover page(s).

                  (iv) Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.    CERTIFICATION.

                  Not Applicable

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.

                                    FOX PAINE & COMPANY, LLC,

                                    By: /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name:  W. Dexter Paine, III
                                        Title: Member


                                    FOX PAINE CAPITAL FUND, L.P.,

                                    By: Fox Paine Capital, LLC, its General
                                        Partner

                                    By: /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name:  W. Dexter Paine, III
                                        Title: Member


                                    FOX PAINE CAPITAL, LLC

                                    By: /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name:  W. Dexter Paine, III
                                        Title: Member


                                    FPC INVESTORS, L.P.,

                                    By: Fox Paine Capital, LLC, its General
                                        Partner

                                    By: /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name:  W. Dexter Paine, III
                                        Title: Member


                                    WJ COINVESTMENT FUND I, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By: /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name:  W. Dexter Paine, III
                                        Title: Member

                                    WJ COINVESTMENT FUND III, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By: /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name:  W. Dexter Paine, III
                                        Title: Member


                                    WJ COINVESTMENT FUND IV, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By: /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name:  W. Dexter Paine, III
                                        Title: Member


Dated:  September 25, 2002